Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

BioLargo, Inc.

We consent to the inclusion in this Registration Statement on Form S-1 (Registration No. 333-__) of BioLargo, Inc. (the “Company”) of our report dated March 31, 2023, relating to our audits of the Company’s consolidated financial statements as of December 31, 2022 and 2021 and for each of the two years in the period ended, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

Our report dated March 31, 2023, contains an explanatory paragraph that states the Company has experienced recurring losses, negative cash flows from operations, and has limited capital resources.  These conditions raise substantial doubt about the Company’s ability to continue as a going concern.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We also consent to the reference to our Firm under the heading “Experts” in this Registration Statement on Form S-1.

/s/Haskell & White LLP

HASKELL & WHITE LLP

Irvine, California

April 26, 2023